                                                                      Exhibit 99

                                                                    NEWS RELEASE


        HEINZ
  WORLD HEADQUARTERS
"THE GOOD FOOD COMPANY"

FOR RELEASE UPON RECEIPT

                HEINZ REPORTS SECOND QUARTER FISCAL 2006 EPS FROM
     CONTINUING OPERATIONS OF $0.62, UP 10.7% (EXCLUDING SPECIAL ITEMS), AND
                    OPERATING FREE CASH FLOW OF $175 MILLION

- EPS ON A GAAP BASIS WAS $0.60 VERSUS $0.56 LAST YEAR, UP 7.1%. EPS FROM CONTINUING OPERATIONS WAS $0.50 VERSUS $0.56 IN THE PRIOR YEAR.

- SPECIAL ITEMS OF $0.12 FOR THE QUARTER REFLECT PREVIOUSLY ANNOUNCED REORGANIZATION CHARGES AND COSTS RELATED TO POTENTIAL SALE OF BUSINESS UNITS.

- SALES INCREASED 6.3%, REFLECTING CONTINUED STRONG PERFORMANCE IN NORTH AMERICAN CONSUMER PRODUCTS AND ASIA PACIFIC.

-       OPERATING FREE CASH FLOW OF $175 MILLION UP 17.4% VERSUS PRIOR YEAR.

-       OPERATING INCOME UP 5.2% (EXCLUDING SPECIAL ITEMS).

- Q2 EPS BENEFITED FROM A LOWER TAX RATE, WITH THE FULL-YEAR RATE NOW EXPECTED TO BE 30% TO 31%.


        PITTSBURGH - NOVEMBER 22, 2005 - H.J. Heinz Company (NYSE: HNZ) today reported net income of $203.8 million, or $0.60 per diluted share, for its second quarter ended October 26, 2005. This represents a 7.1% increase in EPS versus the second quarter of Fiscal 2005 on a Generally Accepted Accounting Principles and total company basis. Net income from discontinued operations for the second quarter of Fiscal 2006 was $32.0 million ($0.09 of EPS), reflecting the resolution of tax liabilities related to the businesses spun-off to Del Monte in Fiscal 2003. The second quarter net income from continuing operations, excluding special items, was $212.0 million, or $0.62 per diluted share, a 10.7% increase over earnings of $0.56 in the prior year. On a GAAP basis, income from continuing operations was $171.8 million, compared to $197.3 million in the prior year.

        Special items in the second quarter of Fiscal 2006 totaled $50.9 million pretax ($40.2 million after tax) and related to previously announced reorganization charges for targeted workforce reductions at various worldwide locations, as well as costs incurred in connection with strategic reviews related to the potential divestiture of several non-core businesses. The special items include a charge recognized by the Company related to the sale of Star-Kist Food D'Or in Israel, which had been anticipated during the quarter and occurred subsequently. The Company



H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057 is still projecting to incur net expenses totaling approximately $100 million in Fiscal 2006 for reorganization activities, portfolio reviews and costs to integrate acquisitions.

        Commenting on the Company's performance, Heinz's Chairman, President and CEO William R. Johnson said: "We are generally pleased with results for the quarter. Volume, operating income and operating free cash flow, all showed solid progress. We achieved these results despite significant cost headwinds and during a period of extensive efforts to reshape the portfolio and streamline our core businesses. We are making good progress on our potential divestitures and will carefully assess offers to ensure good value for our shareholders."

(Comments on the second quarter and six months that follow refer to results excluding special items. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they provide management with a view of the business excluding special items.)



SECOND QUARTER SUMMARY


        Overall, Heinz's second quarter sales increased 6.3%, reflecting improvements in all sales measures. Volume increased 0.6%, driven primarily by the North American Consumer Products segment, as well as the Australian and Indonesian businesses. These volume increases were partially offset by declines in the European frozen food and convenience meals businesses, the Tegel(R) poultry business in New Zealand and the U.S. Foodservice segment. Pricing and foreign exchange increased sales slightly, both by 0.2%.

        Acquisitions, net of divestitures, increased sales by 5.4%, and consisted primarily of the following:


        - HP Foods Limited, HP Foods Holdings Limited, and HP Foods International Limited, collectively referred to as "HPF", a manufacturer and marketer of sauces that are primarily sold in the United Kingdom, the United States and Canada;

        - Nancy's Specialty Foods, Inc., a producer of premium appetizers, quiche entrees and desserts in the United States and Canada;

        - A majority interest in Petrosoyuz, a leading Russian maker of ketchup, condiments and sauces; and,

        - Appetizers And, Inc. ("AAI"), a manufacturer and marketer of high-quality, frozen hors d'oeuvres sold primarily in the U.S. foodservice industry.

        Adjusted gross profit increased 5.6%, due primarily to the increased volume and favorable impact of acquisitions. Adjusted gross profit margins were off slightly, as a modest increase in net price and strong productivity initiatives largely offset increases in commodity and fuel costs. Adjusted operating income grew 5.2% despite the significant cost headwinds buffeting the industry. The increase in adjusted operating income and a lower effective tax rate offset increased net interest expense, resulting in the 10.7% increase in EPS.

        The effective tax rate for the quarter was 24.8% versus 32.0% in the prior year. This decline is primarily due to the reversal of a tax provision of $23.4 million related to a foreign affiliate as a result of a favorable court decision involving an unrelated party. As a result of this favorable outcome and other tax initiatives, the Company has revised its projected tax rate for the year from a range of 31% - 33% to 30% - 31%.

        Heinz's working capital management improved over the prior year and the Cash Conversion Cycle improved by one day. The Company generated $175 million of Operating Free Cash Flow in the second quarter of Fiscal 2006, a 17.4% improvement over last year.


SECOND QUARTER SEGMENT HIGHLIGHTS

NORTH AMERICAN CONSUMER PRODUCTS

        Sales of the North American Consumer Products segment increased 10.4%. Volume increased 4.2%, as a result of strong growth in Smart Ones(R) frozen entrees and desserts, TGI Friday's(R) and Delimex(R) brands of frozen snacks and Classico(R) pasta sauces. Frozen potatoes volume also improved. Pricing increased 0.7% largely due to reduced trade promotion expense, primarily in the frozen food category. The HPF and Nancy's acquisitions increased sales 4.1% and exchange translation rates increased sales 1.4%.

        Adjusted operating income increased 9.3%, driven primarily by the favorable impact of volume growth and acquisitions, partially offset by increased commodity costs and Selling and Distribution expenses ("S&D").

HEINZ U.S. FOODSERVICE

        Sales of the U.S. Foodservice segment increased 1.5%. The acquisition of AAI in the fourth quarter of Fiscal 2005 increased sales 4.6%. Lower volume in the base business decreased sales 2.5%, largely due to the timing of trade promotions on ketchup and reduced traffic at some key customers.

        Adjusted operating income decreased 9.4% primarily due to the volume decline, higher commodity costs and increased S&D expense, partially offset by the favorable impact of the AAI acquisition.

EUROPE

        Heinz Europe's sales increased 5.4%. The HPF and Petrosoyuz acquisitions increased sales 9.7%. Volume decreased 2.0% but would have been flat without the impact of the non-core frozen, seafood and HAK(R) businesses targeted for divestiture. Lower pricing decreased sales 0.5%, driven primarily by increased promotional spending on Heinz(R) soup in the U.K., partially offset by improvements in the Italian infant nutrition business and price increases on Heinz(R) beans. Divestitures reduced sales 1.0%, and unfavorable exchange translation rates decreased sales by 0.8%.

        Adjusted operating income increased 8.6%, driven mainly by the favorable impact of the HPF acquisition, the settlement of a supplier claim in the U.K. related to the Sudan 1 recall, improved performance in European seafood and reduced European headquarter costs. These increases were partially offset by lower volume and higher manufacturing costs in Northern Europe and Italy.

ASIA PACIFIC

        Sales in Asia/Pacific increased 7.1%. Volume increased sales 3.9%, reflecting strong results in Australia and Indonesia, largely due to new product introductions and increased promotions. These increases were partially offset by a decline in the Tegel(R) poultry business in New Zealand. Favorable exchange translation rates increased sales by 1.6%. Pricing also increased sales slightly, up 0.4%. Acquisitions, net of divestitures, increased sales 1.2%, largely due to the acquisition of Shanghai LongFong Foods, a maker of popular frozen Chinese snacks and desserts.

        Adjusted operating income was virtually flat, due primarily to commodity and manufacturing cost increases in Indonesia and China, and lower sales in the Tegel(R) poultry business, partially offset by volume improvements and the LongFong acquisition.

REST OF WORLD

        Strong top line growth was generated in Heinz's ROW segment. Heinz India showed both double-digit sales and profit growth for the quarter. Other markets posting strong growth were South Africa, Egypt and Mexico, where the new single-serve foodservice acquisition is doing quite well.

YEAR-TO-DATE HIGHLIGHTS

        Heinz reported income from continuing operations, excluding special items, of $393.7 million in the six months ended October 26, 2005, up 0.4% compared to income from continuing operations of $392.1 million for the year-earlier period. Diluted earnings per share from continuing operations, excluding special items, was $1.14, a 2.7% increase over $1.11 in the prior year.

        Sales increased 5.9% for the first half of Fiscal 2006, driven by volume increases of 1.4% and acquisitions, net of divestitures, of 3.4%. The favorable volume was due primarily to the


North American Consumer Products segment, as well as the Australian, Eastern European, Indonesian, Indian and Italian infant nutrition businesses. These volume increases were partially offset by declines in European frozen food, convenience meals and seafood, U.S. Foodservice segment and Tegel(R) poultry. Gross profit increased 4.0%, despite a 60 basis point decline in adjusted gross profit margin, primarily from the favorable impact of acquisitions, higher volume and favorable exchange translation rates. Adjusted operating income declined 1.0%, largely due to the lower gross profit margin, higher fuel and transportation costs and increased G&A expense.

        On a GAAP basis, net income for the six months was $361.1 million compared to $393.8 million in the prior year, and EPS was $1.04 compared to $1.11 in the prior year. The current year includes charges for special items of $84.8 million pretax ($64.6 million after tax) and income of $32.0 million related to discontinued operations.

MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

        Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 1-800-955-1760 (listen only). It will be hosted by William R. Johnson, Chairman, President & CEO; Art Winkleblack, Executive Vice President and Chief Financial Officer; and Jack Runkel, Vice President - Investor Relations.

                                       # #

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, including potential divestitures of certain HPF product lines in the U.K., the success of Heinz's growth and innovation strategy and the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

                                       # #

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World's Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.


                                     # # #

        CONTACT:

                Media:

                Ted Smyth, 412-456-5780;

                Debbie Foster, 412-456-5778;

                OR

                Investors:

                Jack Runkel, 412-456-6034

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          Second Quarter Ended                         Six Months Ended
                                                ----------------------------------------- ------------------------------------------
                                                 October 26, 2005      October 27, 2004    October 26, 2005       October 27, 2004
                                                      FY2006                FY2005              FY2006                 FY2005
                                                -------------------    ------------------ -------------------    -------------------
 Sales                                               $   2,338,848         $   2,199,560       $   4,449,001          $   4,202,586
 Cost of products sold                                   1,496,477             1,399,546           2,852,879              2,663,819
                                                -------------------    ------------------ -------------------    -------------------
 Gross profit
                                                           842,371               800,014           1,596,122              1,538,767
 Selling, general and
    administrative expenses                                531,835               456,566           1,004,384                855,665
                                                -------------------    ------------------ -------------------    -------------------
 Operating income                                          310,536               343,448             591,738                683,102

 Interest income                                             5,896                 5,983              14,085                 12,644
 Interest expense                                           76,571                56,600             143,043                109,946
 Other expense, net                                        (9,088)               (2,777)            (13,628)                (9,160)
                                                -------------------    ------------------ -------------------    -------------------
 Income from continuing operations before
income taxes                                               230,773               290,054             449,152                576,640

 Provision for income taxes                                 58,991                92,775             120,096                184,525
                                                -------------------    ------------------ -------------------    -------------------
 Income from continuing operations                         171,782               197,279             329,056                392,115

 Income from discontinued operations, net of
tax                                                         32,039                 1,686              32,039                  1,686
                                                -------------------    ------------------ -------------------    -------------------
 Net income                                           $    203,821          $    198,965        $    361,095           $    393,801
                                                ===================    ================== ===================    ===================

 Income per common share - Diluted
     Continuing operations                             $      0.50           $      0.56         $      0.95            $      1.11
     Discontinued operations                                  0.09                     -                0.09                      -
                                                -------------------    ------------------ -------------------    -------------------
     Net Income                                        $      0.60           $      0.56         $      1.04            $      1.11
                                                ===================    ================== ===================    ===================

 Average common shares
 outstanding - diluted                                     342,533               353,275             345,963                354,145
                                                ===================    ================== ===================    ===================
 Income per common share - Basic
     Continuing operations                             $      0.51           $      0.56         $      0.96            $      1.12
     Discontinued operations                                  0.09                     -                0.09                      -
                                                -------------------    ------------------ -------------------    -------------------
     Net Income                                        $      0.60           $      0.57         $      1.05            $      1.12
                                                ===================    ================== ===================    ===================
 Average common shares
 outstanding - basic                                       339,475               349,655             342,856                350,569
                                                ===================    ================== ===================    ===================

 Cash dividends per share                              $      0.30           $     0.285         $      0.60            $      0.57
                                                ===================    ================== ===================    ===================
 Note:  Fiscal 2006 includes special items.
 (Totals may not add due to rounding)

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                                  SEGMENT DATA

                                                            Second Quarter Ended                         Six Months Ended
                                               ------------------------------------------  -----------------------------------------
                                                October 26, 2005      October 27, 2004      October 26, 2005       October 27, 2004
                                                     FY2006                FY2005                FY2006                 FY2005
                                               --------------------  --------------------  -------------------- --------------------
Net external sales:
            North American Consumer Products          $    625,039          $    565,927         $   1,169,999        $   1,054,759
            U.S. Foodservice                               385,345               379,832               738,556              723,700
            Europe                                         858,692               814,771             1,646,856            1,603,496
            Asia/Pacific                                   369,110               344,787               692,640              639,059
            Other Operating Entities                       100,662                94,243               200,950              181,572
                                               --------------------  --------------------  -------------------- --------------------
            Consolidated Totals                      $   2,338,848         $   2,199,560         $   4,449,001        $   4,202,586
                                               ====================  ====================  ==================== ====================

Intersegment revenues:
            North American Consumer Products          $     13,128          $     12,965          $     25,431         $     25,691
            U.S. Foodservice                                 5,307                 5,339                10,205                9,581
            Europe                                           3,239                 4,494                 6,474                9,166
            Asia/Pacific                                       449                 1,013                 1,223                1,610
            Other Operating Entities                           301                   368                   564                  758
            Non-Operating                                 (22,424)              (24,179)              (43,897)             (46,806)
                                               --------------------  --------------------  -------------------- --------------------
            Consolidated Totals                           $      -              $      -              $      -             $      -
                                               ====================  ====================  ==================== ====================

Operating income (loss):
            North American Consumer Products          $    147,018          $    134,977          $    270,949         $    246,069
            U.S. Foodservice                                47,202                57,964                97,664              112,304
            Europe                                         112,727               125,480               229,017              279,571
            Asia/Pacific                                    39,633                42,858                59,986               75,121
            Other Operating Entities                       (5,002)                 8,162                 1,365               22,488
            Non-Operating                                 (31,042)              (25,993)              (67,243)             (52,451)
                                               --------------------  --------------------  -------------------- --------------------
            Consolidated Totals                       $    310,536          $    343,448          $    591,738         $    683,102
                                               ====================  ====================  ==================== ====================

Operating income (loss) excluding special items:
            North American Consumer Products          $    147,571          $    134,977          $    273,338         $    246,069
            U.S. Foodservice                                52,535                57,964               104,345              112,304
            Europe                                         136,288               125,480               266,019              279,571
            Asia/Pacific                                    42,750                42,858                70,021               75,121
            Other Operating Entities                        10,419                 8,162                18,751               22,488
            Non-Operating                                 (28,111)              (25,993)              (55,986)             (52,451)
                                               --------------------  --------------------  -------------------- --------------------
            Consolidated Totals                       $    361,452          $    343,448          $    676,488         $    683,102
                                               ====================  ====================  ==================== ====================

The company's revenues are generated via the sale of products in the following categories:

             Ketchup, Condiments and Sauces           $    870,080          $    800,435         $   1,673,009        $   1,563,035
             Frozen Foods                                  602,455               543,050             1,106,337            1,004,590
             Convenience Meals                             477,358               480,431               931,634              931,300
             Infant Feeding                                207,318               202,437               401,696              381,388
             Other                                         181,637               173,207               336,325              322,273
                                               --------------------  --------------------  -------------------- --------------------
             Total                                   $   2,338,848         $   2,199,560         $   4,449,001        $   4,202,586
                                               ====================  ====================  ==================== ====================

                       H.J. HEINZ COMPANY AND SUBSIDIARIES
              SPECIAL ITEMS - SECOND QUARTER ENDED OCTOBER 26, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the second quarter ended October 26, 2005:


                                                           Second Quarter Ended October 26, 2005
                                                  --------------------------------------------------------

(amounts in millions)                                Net        Gross      Operating                Per
                                                    Sales       Profit      Income      Income     Share
                                                  ----------   ---------   ---------   --------   --------
Reported results from continuing operations       $  2,338.8   $  842.4    $   310.5   $  171.8   $   0.50
                 Reorganization costs                      -        4.0         31.5       22.2       0.06
                 Strategic review costs                    -        1.5          6.8        4.4       0.01
                 Net loss on disposals                     -       (3.3)        12.7       13.6       0.04
                                                  ----------   --------    ---------   --------   --------
Results from continuing operations
                 excluding special items          $  2,338.8   $  844.5   $    361.5   $  212.0   $   0.62
                                                  ============   ======== ==========   ========   ========

(Note:  Totals may not add due to rounding.)

                       H.J. HEINZ COMPANY AND SUBSIDIARIES
              SPECIAL ITEMS - SIX MONTHS ENDED OCTOBER 26, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the six months ended October 26, 2005:


                                                               Six Months Ended October 26, 2005
                                                  --------------------------------------------------------

(amounts in millions)                                Net         Gross      Operating               Per
                                                    Sales        Profit      Income     Income     Share
                                                  ----------   ----------   ---------   -------   --------
Reported results from continuing operations       $  4,449.0   $  1,596.1   $   591.7   $ 329.1   $   0.95
                 Reorganization costs                      -          6.0        56.5      39.1       0.11
                 Strategic review costs                    -          1.5        15.6      12.0       0.03
                 Net loss on disposals                     -         (3.3)       12.7      13.6       0.04
                                                  ----------  -----------   ---------   -------   --------
Results from continuing operations
                 excluding special items          $  4,449.0    $ 1,600.3   $   676.5   $ 393.7   $   1.14
                                                  ==========  ===========   =========   =======   ========

(Note:  Totals may not add due to rounding.)




                       H.J. HEINZ COMPANY AND SUBSIDIARIES
                           NON-GAAP PERFORMANCE RATIOS

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated November 22, 2005:


OPERATING FREE CASH FLOW CALCULATION
(amounts in thousands)                                           Second Quarter Ended                    Six Months Ended
                                                          -----------------------------------   -----------------------------------
                                                          October 26, 2005   October 27, 2004   October 26, 2005   October 27, 2004
                                                              FY 2006            FY 2005            FY 2006           FY 2005
                                                          ----------------   ----------------   ----------------   ----------------
               Cash provided by operating activities      $        227,567   $        193,382   $        393,483      $     379,562
               Capital expenditures                                (52,447)            44,180)           (99,609)           (82,620)
                                                          ----------------   ----------------   ----------------   ----------------
                   Operating Free Cash Flow               $        175,120   $        149,202   $        293,874      $     296,942
                                                          ================   ================   ================   ================